Exhibit 99.1

Strategic Education, Inc. Reports Strong First Quarter 2020 Results; Solid Financial Foundation Entering the Second Quarter

HERNDON, Va.--(BUSINESS WIRE)--April 29, 2020--Strategic Education, Inc. (SEI) (NASDAQ: STRA) today announced financial results for the period ended March 31, 2020.

Karl McDonnell, Chief Executive Officer of SEI said, “We are very pleased with continued strong performance at both Strayer University and Capella University during the first quarter of 2020. As we continue to adapt to the challenges presented by the COVID-19 pandemic, I’m impressed by the resilience of our staff and faculty, and encouraged by numerous daily examples of compassion and creativity as the team works to help our students and learners continue their educational objectives.”

COMPANY RESPONSE TO COVID-19

Notwithstanding the fact that more than 95% of our students already take classes online, and much of our workforce works remotely or are very accustomed to working remotely, the Company took early action to ensure the health and well-being of our students and employees. Measures taken, which were informed by guidance from the Centers for Disease Control and Prevention (CDC) and other public health and government authorities, included:

  Moving to 100% work from home for all employees
  Closing all Strayer University ground campuses and Capella University Campus Centers
  Shifting Strayer University’s on-ground class schedule fully online for the Spring 2020 term (Capella University classes are already entirely online)
  Postponing large student events, such as graduation ceremonies
  Prohibiting non-essential employee travel and large meetings and events

The Company also decided to pause planned 2020 new campus expansion for campus projects that have not yet started. This decision was driven in part by practical considerations associated with travel limitations recommended by the CDC. We have already started construction on roughly half of the originally planned eight to twelve new campuses for 2020, and thus estimate we will now open at least four to five new campuses in 2020, with the potential for an additional four to five new campuses later in the year, pending improved visibility into U.S. recovery from the COVID-19 crisis.

In addition, the Company is taking measures to provide financial relief to our students and employer partners impacted negatively by the COVID-19 crisis. Measures include payment flexibility, scholarship opportunities, and other pricing relief. We expect that these measures will enable more students to continue pursuing their education during and after the COVID-19 crisis, but will likely negatively impact revenue-per-student and bad debt expense over the next three to four quarters. We continue to prudently manage expenses, and expect some expense savings in 2020 to partially offset declining revenue-per-student.

Finally, the Company maintains fortress financial strength, with over $500 million in cash, $250 million of undrawn credit, and projected continued quarterly cash generation. We believe these existing financial resources are sufficient to support the ongoing operation of SEI and its two Universities in a manner that protects the health and well-being of our employees, students, and partners. Accordingly, the Company does not plan to seek COVID-19 related financial support from the Federal government or any other governmental entity.

STRATEGIC EDUCATION, INC. CONSOLIDATED RESULTS

Three Months Ended March 31

  Revenue increased 7.6% to $265.3 million compared to $246.5 million for the same period in 2019.
  Income from operations was $44.0 million or 16.6% of revenue, compared to $25.7 million or 10.4% of revenue for the same period in 2019. Income from operations in 2020 includes $15.4 million of amortization expense related to assets acquired in the merger with Capella Education Company and $3.8 million in costs associated with the merger with Capella Education Company, and transaction expenses associated with potential future business combinations. Income from operations in 2019 included $15.4 million of amortization expense related to assets acquired in the merger with Capella Education Company and $7.2 million in costs associated with the merger with Capella Education Company. Adjusted income from operations, which is a non-GAAP financial measure and excludes the aforementioned expenses, was $63.1 million in 2020 compared to $48.3 million for the same period in 2019. The adjusted operating income margin was 23.8% compared to 19.6% for the same period in 2019. For more details on non-GAAP financial measures, refer to the information in the Non-GAAP Financial Measures section of this press release.
  Net income, which includes the items described above, and also includes income from partnership interests and other investments, and certain discrete tax adjustments, was $35.2 million in 2020 compared to $11.5 million for the same period in 2019. Adjusted net income was $46.5 million compared to $36.7 million for the same period in 2019.
  Earnings before interest, taxes, depreciation, and amortization (EBITDA) was $69.7 million in 2020 compared to $51.7 million in 2019. Adjusted EBITDA, which excludes merger costs and stock-based compensation expense, was $76.5 million compared to $61.0 million for the same period in 2019.
  Diluted earnings per share was $1.60 compared to $0.52 for the same period in 2019. Adjusted diluted earnings per share increased to $2.11 from $1.66 for the same period in 2019. Diluted weighted average shares outstanding increased to 22,071,000 from 22,050,000 for the same period in 2019.

Strayer University Segment Highlights

  The Strayer University segment now includes the revenue and operating expenses of our DevMountain and Hackbright Academy software development bootcamps.
  For the first quarter, student enrollment at Strayer University increased 11% to 55,337 compared to 49,886 for the same period in 2019. New student enrollment for the period increased 7% and continuing student enrollment for the period increased 12%. Starting in the first quarter, Strayer University has adopted a new enrollment reporting census date, which occurs approximately two weeks following the start of the academic term. Previously the Strayer University enrollment census date coincided with the end of the University’s “drop-add” period, approximately one week following the start of the academic term. This new census date is consistent with the approach employed by Capella University. All historical enrollment data included in this release and other disclosures has been revised using the new census date. Year-over-year percentage change in enrollment for the new census date does not differ significantly from the prior approach.
  Revenue increased 11.4% to $145.7 million in the first quarter of 2020 compared to $130.7 million for the same period in 2019, driven by higher first quarter enrollment and revenue-per-student.
  Income from operations increased to $36.6 million in the first quarter of 2020 from $23.8 million for the same period in 2019. The operating income margin was 25.1%, compared to 18.2% for the same period in 2019.

Capella University Segment Highlights

  For the first quarter, student enrollment at Capella University increased 4% to 41,200 compared to 39,700 for the same period in 2019. New student enrollment for the period increased 17% and continuing student enrollment for the period increased 1%. Starting in the first quarter, Capella University has consolidated two different enrollment reporting census dates into a single date, which occurs approximately two weeks following the start of the academic term. All historical enrollment data included in this release and other disclosures has been revised accordingly. Year-over-year percentage change in enrollment for the new census date does not differ significantly from the prior approach.
  FlexPath continued to be a significant driver of new and total enrollment growth in the first quarter of 2020, and is 35% of Capella University’s bachelor’s and master’s degrees total enrollment. As previously announced, Capella University received approval from the Higher Learning Commission to offer its Doctor of Nursing Practice program via the FlexPath learning format, and has now received approval from the U.S. Department of Education to offer federal financial aid to its students for this program. Students will be able to start classes in July of 2020.
  Revenue increased 3.4% to $119.6 million in the first quarter of 2020 compared to $115.8 million for the same period in 2019, driven by higher first quarter enrollment.
  Income from operations increased to $26.5 million in the first quarter of 2020 from $24.5 million for the same period in 2019. The operating income margin was 22.2%, compared to 21.2% for the same period in 2019.
  During the first quarter of 2020, the Company opened its second Capella University Campus Center, in Augusta, Georgia. This Campus Center is the first-ever co-located model with Strayer University.

BALANCE SHEET AND CASH FLOW

At March 31, 2020, Strategic Education, Inc. had cash, cash equivalents, and marketable securities of $506.3 million, and no debt. For the first three months of 2020, cash provided by operations was $68.7 million compared to $58.7 million for the same period in 2019. Capital expenditures for the first three months of 2020 were $14.3 million compared to $8.8 million for the same period in 2019. Capital expenditures for 2020 are now expected to be at the lower end of our previous estimate of between $40 million and $45 million.

For the first quarter of 2020, consolidated bad debt expense as a percentage of revenue was 4.2%, compared to 5.0% of revenue for the same period in 2019. Bad debt expense for the quarter includes additional reserves to account for projected deterioration in collections performance in 2020 due to the COVID-19 crisis. These reserves were offset in the first quarter by better-than-expected collection of receivables from Q1 2020 and prior.

COMMON STOCK CASH DIVIDEND

SEI announced today that it declared a regular, quarterly cash dividend of $0.60 per share of common stock. This dividend will be paid on June 8, 2020 to shareholders of record as of June 1, 2020.

CONFERENCE CALL WITH MANAGEMENT

SEI will host a conference call to discuss its first quarter 2020 earnings results at 10:00 a.m. (ET) today. To participate in the live call, investors should dial (877) 303-9047 ten minutes prior to the start time. In addition, the call will be available via webcast. To access the live webcast of the conference call, please go to www.strategiceducation.com in the Investor Relations section 15 minutes prior to the start time of the call to register. An earnings release presentation will also be posted to www.strategiceducation.com in the Investor Relations section prior to the start time of the call. Following the call, the webcast will be archived and available at www.strategiceducation.com in the Investor Relations section.

About SEI

Strategic Education, Inc. (NASDAQ: STRA) (www.strategiceducation.com) is dedicated to enabling economic mobility with education. We serve working adult students through a range of educational opportunities that include: Strayer University and Capella University (separate institutions that are each regionally accredited), which collectively offer flexible and affordable associate, bachelor’s, master’s, and doctoral programs; a Top-25 Princeton Review-ranked online MBA program through the Jack Welch Management Institute at Strayer University; self-paced courses for college credit through Sophia; customized degrees for corporations through Degrees@Work; and non-degree web and mobile application development courses through DevMountain, Generation Code, and Hackbright Academy. These programs help our students prepare for success in today’s jobs and find a path to bettering their lives.

Forward-Looking Statements

This communication contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may be identified by the use of words such as “expect,” “estimate,” “assume,” “believe,” “anticipate,” “may,” “will,” “forecast,” “outlook,” “plan,” “project,” “potential” and other similar words, and include all statements that are not historical facts, including with respect to, among other things, the future financial performance of SEI; SEI’s plans, strategies and prospects; the impact of the current COVID-19 pandemic on SEI’s business and results; and future events and expectations. The statements are based on SEI’s current expectations and are subject to a number of assumptions, uncertainties and risks, including but not limited to:

  SEI’s continued compliance with Title IV of the Higher Education Act, and the regulations thereunder, as well as regional accreditation standards and state regulatory requirements;
  rulemaking by the Department of Education and increased focus by the U.S. Congress on for-profit education institutions;
  the pace of growth of student enrollment;
  competitive factors;
  risks associated with the further spread of COVID-19, including the ultimate impact of COVID-19 on people and economies;
  the impact of regulatory measures or voluntary actions that may be put in place to limit the spread of COVID-19, including restrictions on business operations or social distancing requirements;
  risks associated with the opening of new campuses;
  risks associated with the offering of new educational programs and adapting to other changes;
  risks associated with the acquisition of existing educational institutions;
  risks relating to the timing of regulatory approvals;
  SEI’s ability to implement its growth strategy;
  the risk that the combined company may experience difficulty integrating employees or operations;
  risks associated with the ability of SEI’s students to finance their education in a timely manner;
  general economic and market conditions; and
  additional factors described in SEI’s most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Many of these risks, uncertainties and assumptions are beyond SEI’s ability to control or predict. Because of these risks, uncertainties and assumptions, you should not place undue reliance on these forward-looking statements. Furthermore, these forward-looking statements speak only as of the information currently available to SEI on the date they are made, and SEI undertakes no obligation to update or revise forward-looking statements, except as required by law. Actual results may differ materially from those projected in the forward-looking statements.

STRATEGIC EDUCATION, INC. UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME (in thousands, except per share data)

	For the three months ended March 31,
	2019	2020
Revenues	$246,508	$265,302
Costs and expenses:
Instructional and support costs	134,050	132,936
General and administration	64,139	69,226
Amortization of intangible assets	15,417	15,417
Merger and integration costs	7,179	3,764
Total costs and expenses	220,785	221,343
Income from operations	25,723	43,959
Other income	3,327	2,123
Income before income taxes	29,050	46,082
Provision for income taxes	17,550	10,843
Net income	$11,500	$35,239
Earnings per share:
Basic	$0.53	$1.62
Diluted	$0.52	$1.60
Weighted average shares outstanding:
Basic	21,499	21,810
Diluted	22,050	22,071

STRATEGIC EDUCATION, INC. UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands, except share and per share data)

	December 31, 2019	March 31, 2020
ASSETS
Current assets:
Cash and cash equivalents	$419,693	$442,845
Marketable securities	34,874	26,842
Tuition receivable, net	51,523	41,335
Other current assets	18,004	21,761
Total current assets	524,094	532,783
Property and equipment, net	117,029	117,284
Right-of-use lease assets	84,778	82,345
Marketable securities, non-current	36,633	36,590
Intangible assets, net	273,011	259,178
Goodwill	732,075	732,075
Other assets	21,788	23,566
Total assets	$1,789,408	$1,783,821

LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$90,828	$81,859
Income taxes payable	1,352	13,728
Contract liabilities	39,284	40,495
Lease liabilities	25,284	24,806
Total current liabilities	156,748	160,888
Deferred income tax liabilities	47,942	44,581
Lease liabilities, non-current	80,557	78,765
Other long-term liabilities	41,451	40,440
Total liabilities	326,698	324,674
Commitments and contingencies
Stockholders’ equity:
Common stock, par value $0.01; 32,000,000 shares authorized; 21,964,809 and 22,213,587 shares issued and outstanding at December 31, 2019 and March 31, 2020, respectively	220	222
Additional paid-in capital	1,309,438	1,287,406
Accumulated other comprehensive income	233	253
Retained earnings	152,819	171,266
Total stockholders’ equity	1,462,710	1,459,147
Total liabilities and stockholders’ equity	$1,789,408	$1,783,821

STRATEGIC EDUCATION, INC. UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (in thousands)

	For the three months ended March 31,
	2019	2020
Cash flows from operating activities:
Net income	$11,500	$35,239
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of deferred financing costs	83	83
Amortization of investment discount/premium	127	65
Depreciation and amortization	25,983	25,733
Deferred income taxes	10,834	(2,108)
Stock-based compensation	3,010	3,025
Impairment of right-of-use lease assets	—	453
Changes in assets and liabilities:
Tuition receivable, net	4,847	3,553
Other current assets	(1,060)	(3,321)
Other assets	325	231
Accounts payable and accrued expenses	(3,537)	(7,028)
Income taxes payable and income taxes receivable	6,031	12,314
Contract liabilities	1,702	1,901
Other long-term liabilities	(1,187)	(1,445)
Net cash provided by operating activities	58,658	68,695

Cash flows from investing activities:
Purchases of property and equipment	(8,756)	(14,258)
Purchases of marketable securities	(6,249)	(1,863)
Maturities of marketable securities	12,910	9,905
Other investments	(374)	(118)
Net cash used in investing activities	(2,469)	(6,334)

Cash flows from financing activities:
Common dividends paid	(11,091)	(13,327)
Net payments for stock awards	(4,443)	(25,089)
Repurchase of common stock	—	(247)
Net cash used in financing activities	(15,534)	(38,663)
Net increase in cash, cash equivalents, and restricted cash	40,655	23,698
Cash, cash equivalents, and restricted cash — beginning of period	312,237	420,497
Cash, cash equivalents, and restricted cash — end of period	$352,892	$444,195

STRATEGIC EDUCATION, INC.

UNAUDITED SEGMENT REPORTING (in thousands)

	For the three months ended March 31,
	2019	2020
Revenues:
Strayer University	$130,745	$145,654
Capella University	115,763	119,648
Consolidated revenues	$246,508	$265,302
Income from operations:
Strayer University	$23,803	$36,603
Capella University	24,516	26,537
Amortization of intangible assets	(15,417)	(15,417)
Merger and integration costs	(7,179)	(3,764)
Consolidated income from operations	$25,723	$43,959

Non-GAAP Financial Measures

In our press release and schedules, we report certain financial measures that are not required by, or presented in accordance with, accounting principles generally accepted in the United States of America ("GAAP"). We discuss management's reasons for reporting these non-GAAP measures below, and the press release schedules that follow reconcile the most directly comparable GAAP measure to each non-GAAP measure that we reference. Although management evaluates and presents these non-GAAP measures for the reasons described below, please be aware that these non-GAAP measures have limitations and should not be considered in isolation or as a substitute for revenue, total costs and expenses, income from operations, operating margin, net income, earnings per share or any other comparable financial measure prescribed by GAAP. In addition, we may calculate and/or present these non-GAAP financial measures differently than measures with the same or similar names that other companies report, and as a result, the non-GAAP measures we report may not be comparable to those reported by others.

Management uses certain non-GAAP measures to evaluate financial performance because those non-GAAP measures allow for period-over-period comparisons of the Company’s ongoing operations before the impact of certain items described below. These measures are Adjusted Total Costs and Expenses, Adjusted Income from Operations, Adjusted Operating Margin, Adjusted Net Income, Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA), Adjusted EBITDA and Adjusted Diluted Earnings Per Share (EPS). We define Adjusted Total Costs and Expenses, Adjusted Income from Operations, Adjusted Operating Margin, Adjusted Net Income, and Adjusted Diluted EPS to exclude (1) amortization and depreciation expense related to intangible assets and software assets associated with the Company’s merger with Capella Education Company, (2) integration expenses associated with the Company's merger with Capella Education Company, and transaction expenses associated with potential future business combinations, (3) income recognized from the Company’s investments in partnership interests and other investments, and (4) discrete tax adjustments utilizing an adjusted effective tax rate of 27.5% and 28.5% for the three months ended March 31, 2019 and 2020, respectively. We define EBITDA as net income before other income, the provision for income taxes, depreciation and amortization, and from this amount in arriving at Adjusted EBITDA we also exclude stock-based compensation expense and the amounts in (2) above. These non-GAAP measures are reconciled to the most directly comparable GAAP measures in the sections that follow. Non-GAAP measures should not be viewed as substitutes for GAAP measures.

STRATEGIC EDUCATION, INC. UNAUDITED RECONCILIATION OF NON-GAAP FINANCIAL MEASURES ADJUSTED INCOME FROM OPERATIONS, ADJUSTED NET INCOME, AND ADJUSTED EPS (in thousands, except per share data)

		For the three months ended March 31, 2019
		Non-GAAP Adjustments
	As Reported (GAAP)	Amortization of intangible assets(1)	Merger and integration costs(2)	Income from other investments(3)	Tax adjustments(4)	As Adjusted (Non-GAAP)

Revenues	$246,508	$—	$—	$—	$—	$246,508
Total costs and expenses	$220,785	$(15,417)	$(7,179)	$—	$—	$198,189
Income from operations	$25,723	$15,417	$7,179	$—	$—	$48,319
Operating margin	10.4%					19.6%
Net income	$11,500	$15,417	$7,179	$(1,023)	$3,629	$36,702

Earnings per share:
Diluted	$0.52					$1.66

Weighted average shares outstanding:
Diluted	22,050					22,050
		For the three months ended March 31, 2020
		Non-GAAP Adjustments
	As Reported (GAAP)	Amortization of intangible assets(1)	Merger and integration costs(2)	Income from other investments(3)	Tax adjustments(4)	As Adjusted (Non-GAAP)

Revenues	$265,302	$—	$—	$—	$—	$265,302
Total costs and expenses	$221,343	$(15,417)	$(3,764)	$—	$—	$202,162
Income from operations	$43,959	$15,417	$3,764	$—	$—	$63,140
Operating margin	16.6%					23.8%
Net income	$35,239	$15,417	$3,764	$(254)	$(7,685)	$46,481

Earnings per share:
Diluted	$1.60					$2.11

Weighted average shares outstanding:
Diluted	22,071					22,071
(1)	Reflects amortization and depreciation expense of intangible assets and software assets acquired through the Company’s merger with Capella Education Company.
(2)	Reflects integration expenses associated with the Company's merger with Capella Education Company, and transaction expenses associated with potential future business combinations.
(3)	Reflects income recognized from the Company's investments in partnership interests and other investments.
(4)

Reflects tax impacts of the adjustments described above and discrete tax adjustments related to stock-based compensation and other adjustments, utilizing an adjusted effective tax rate of 27.5% and 28.5% for the three months ended March 31, 2019 and 2020, respectively.

STRATEGIC EDUCATION, INC. UNAUDITED NON-GAAP SEGMENT REPORTING (in thousands)

	For the Three Months Ended
	March 31,
	2019	2020

Revenues:
Strayer University	$ 130,745	$ 145,654
Capella University	115,763	119,648
Consolidated revenues	$ 246,508	$ 265,302

Income from operations:
Strayer University	$ 23,803	$ 36,603
Capella University	24,516	26,537
Amortization of intangible assets	(15,417)	(15,417)
Merger and integration costs	(7,179)	(3,764)
Consolidated income from operations	25,723	43,959

Adjustments to consolidated income from operations:
Amortization of intangible assets	15,417	15,417
Merger and integration costs	7,179	3,764
Total adjustments to consolidated income from operations	22,596	19,181

Adjusted income from operations by segment:
Strayer University	23,803	36,603
Capella University	24,516	26,537
Total adjusted income from operations by segment	$ 48,319	$ 63,140

STRATEGIC EDUCATION, INC. UNAUDITED RECONCILIATION OF NON-GAAP FINANCIAL MEASURES ADJUSTED EBITDA (in thousands)

	For the three months ended March 31,
	2019	2020
Net income	$11,500	$35,239
Provision for income taxes	17,550	10,843
Other income	(3,327)	(2,123)
Depreciation and amortization	25,983	25,733
EBITDA	51,706	69,692
Stock-based compensation	2,530	3,025
Merger and integration costs (1)	6,781	3,764
Adjusted EBITDA	$61,017	$76,481
(1)

Reflects integration expenses associated with the Company's merger with Capella Education Company, and transaction expenses associated with potential future business combinations. Excludes $0.4 million of depreciation and amortization expense and includes $0.5 million of stock based compensation expense for the three months ended March 31, 2019.

Contacts

Terese Wilke
Manager, Investor Relations
Strategic Education, Inc.
(612) 977-6331
terese.wilke@strategiced.com